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                             SCHEDULE FOR COMPUTATION OF
                              PERFORMANCE QUOTATIONS FOR
                              RCM GLOBAL TECHNOLOGY FUND



Total Return Formula: P(1 + T)n = ERV

Where:


               P         =         a hypothetical initial payment of $1,000

               t         =         average annual total return

               n         =         number of years

               ERV       =         ending redeemable value of a hypothetical
                                   $1,000 payment made at the inception to
                                   June 30, 1996


From inception (December 27, 1995) to June 30, 1996:

          $1,000 (1 + 13.80) = $1,138(1)



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(1)       Since the period being reported above (from December 27, 1995 to June
          30, 1996) is less than one year, the return represents the cumulative since inception and therefore is not annualized.